SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                    THE SECURITIES EXCHANGE ACT OF 1934




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Check the appropriate box:

   |_|   Preliminary Proxy Statement      |_|   Confidential, for Use of the
                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2))
   |_|   Definitive Proxy Statement
   |X|   Definitive Additional Materials
   |_|   Soliciting Material Pursuant to
         Rule 14a-11(c) or Rule 14a-12

                              JOINT FILING BY:
           ASARCO INCORPORATED AND CYPRUS AMAX MINERALS COMPANY
-------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                                    N/A
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     |X|   No fee required.

     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
           (1)   Title of each class of securities to which transaction applies:
           (2)   Aggregate number of securities to which transaction applies:
           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
           (4)   Proposed maximum aggregate value of transaction:
           (5)   Total Fee paid:

     |_|   Fee paid previously with preliminary materials.

     |_|   Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule
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           (1)    Amount Previously Paid:______________________________________

           (2)    Form, Schedule or Registration Statement No.:________________

           (3)    Filing Party: _______________________________________________

           (4)    Date Filed: _________________________________________________

             As filed with the Commission on September 7, 1999

[LOGOS OF CYPRUS AMAX AND ASARCO]



                                                          FOR IMMEDIATE RELEASE

                  CYPRUS AMAX AND ASARCO URGE SHAREHOLDERS
            TO VOTE FOR THEIR PROPOSED MERGER ON SEPTEMBER 30TH

                  STRESS $5 PER SHARE SPECIAL CASH PAYMENT
                        AND $275 MILLION IN SAVINGS

                          WARN AGAINST CONTINGENT
                       PHELPS DODGE TAKEOVER ATTEMPT

DENVER, CO. AND NEW YORK, N.Y., SEPTEMBER 7, 1999 -- Cyprus Amax Minerals Company (NYSE:CYM) and ASARCO Incorporated (NYSE:AR) today announced that they were urging the shareholders of Cyprus Amax and Asarco to vote for the proposed Cyprus Amax and Asarco merger on September 30th.

Cyprus Amax and Asarco emphasized that their boards view the Asarco Cyprus merger as the only transaction which is assured of completion on September 30th and the only transaction which will give their shareholders a fair share of the value created by combining their two companies.

Speaking jointly, Milton H. Ward, Chairman and Chief Executive Officer of Cyprus Amax, and Francis R. McAllister, Chairman and Chief Executive Officer of Asarco, emphasized that the benefits to shareholders of the Asarco Cyprus merger, include:

       A special cash payment of $5 per share immediately after the merger; Ownership in the largest publicly traded copper company in the world, producing 2.0 billion pounds annually;
       100% share in $275 million of annual cost savings which should enhance earnings and cash flow substantially, and
       Ownership in a company with a strong balance sheet and the operational advantages of a 50 cent per pound cash cost and a net earnings break-even price at 65 cents per pound of copper.

Cyprus Amax and Asarco warned stockholders that Phelps Dodge's unsolicited, hostile attempt to break up the fully negotiated Asarco Cyprus merger seeks to leave Asarco and Cyprus Amax stockholders with only 43% of a three-way enterprise.

The companies stated, "We believe this percentage ownership is inequitable, as evidenced by the stark contrast of the much greater contributions Asarco and Cyprus Amax stockholders are being asked to make to such a three-way enterprise. Specifically:
       57% of the production
       61% of the ore reserves
       4 of the 5 lowest cost mines
       60% of the copper margin
       92% of the synergies
       91% of the cash
       Lower cash costs

Cyprus Amax and Asarco also warned shareholders: "The Phelps Dodge proposal is subject to numerous conditions which cannot be fulfilled by September 30, including Phelps Dodge's own stockholder approval. We urge our stockholders to beware this effort to break up our value-creating merger, beware Phelps Dodge's 'spin campaign' of letters, lawsuits and public relations and beware that Phelps Dodge cannot guarantee when or if either of its hostile transactions will close. In contrast, our Boards of Directors are committed to creating the premier public copper investment in the world on September 30, and will do so with the approval of our stockholders --- which we are vigorously seeking."

Cyprus Amax and Asarco urged their stockholders to vote for the merger by signing, dating and mailing the white proxy card sent to them by Asarco or Cyprus Amax.

Actual results may vary materially from any forward-looking statement the Company makes. Refer to the Cautionary Statement and Risk Factors contained in Cyprus Amax's and Asarco's 1998 Form 10Ks.

                                    ###

FOR FURTHER INFORMATION: John Taraba (303) 643-5244 Gerald J. Malys (303) 643-5060 Jerry W. Cooper (212) 510-1810 (212) 510-1835 (FAX) Donald M.
Noyes (212) 510-1813

[ASARCO LOGO]                                                [CYPRUS AMAX LOGO]


        AN IMPORTANT MESSAGE TO ASARCO AND CYPRUS AMAX SHAREHOLDERS:

                          BEWARE OF AN UNFAIR DEAL
                                    WHY?

In the 3-way deal proposed by Phelps Dodge, we believe Asarco Cyprus brings:

         o 57% of production                  o 60% of the copper margin

         o 61% of reserves                    o 92% of the synergies

         o Lower cash costs                   o 91% of the cash

         o 4 of the 5 lowest cost mines

Yet for all of this value, Phelps Dodge proposes to give Asarco Cyprus shareholders only 43% ownership of the 3-way enterprise.

Phelps Dodge calls the Asarco Cyprus offer requesting an ownership interest to reflect even 50% of the value "unreasonable." We disagree, it is eminently fair.

Here is what you will get with Asarco Cyprus...

   o A bigger copper producer than Phelps     o Significant earnings and cash
     Dodge -- 2.0 billion pounds                flow accretion to Cyprus Amax
     annually versus 1.7 billion pounds         and Asarco shareholders.
     annually.

   o 100% of $275 million of annual savings.  o A larger ore reserve base than
                                                Phelps Dodge.
   o Cash costs of 50 cents per pound.

   o A break-even price below 65 cents per    o An excellent capital and
     pound of copper.                           financial structure.

In short, the new Asarco Cyprus will be the largest publicly traded copper company and a premier copper investment.

WE BELIEVE THAT THE VALUES TO THE ASARCO CYPRUS SHAREHOLDERS AS A RESULT OF THE 2-WAY MERGER ARE COMPELLING.

              ON SEPTEMBER 30, YOU WILL HAVE THE OPPORTUNITY:

o To be the owners of the largest publicly-traded copper company in the world with an estimated cash cost of 50 cents per pound.

o To benefit from 100% of an estimated $275 million of annual savings achievable from our combination.

o To receive an immediate cash payment of $5.00 per share.

ON SEPTEMBER 30, PHELPS DODGE WILL NOT BE IN A POSITION TO COMPLETE ITS DEAL.

VOTE FOR THE PROPOSED ASARCO CYPRUS TRANSACTION ON SEPTEMBER 30

            Despite what Phelps Dodge would like you to believe:
                It is the only transaction you can count on.

      We urge you to sign, date and mail the WHITE proxy card today.


   /s/ Francis R. McAllister              /s/ Milton H. Ward
   Francis R. McAllister                  Milton H. Ward
   Chairman and Chief Executive Officer   Chairman, Chief Executive Officer and
   ASARCO Incorporated                      President
                                          Cyprus Amax Minerals Company


                                 IMPORTANT


If your shares of Common Stock are held in the name of a bank or brokerage firm, only that firm can execute a proxy card on your behalf. Please contact the person responsible for your account and give instructions for a WHITE proxy card to be voted FOR the merger:

If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

     Asarco Shareholders:                  Cyprus Amax Shareholders:
      MORROW & CO., INC.                          GEORGESON
      at(800) 662-5200                            SHAREHOLDER
                                                  COMMUNICATIONS INC.
                                                  at (800) 223-2064